CONSENT OF COUNCIL



          I, Louis M. Smith, hereby consent to the use of my opinion dated October 20, 2004, and my name under the caption "Legal Matters" in the SB-2 Registration Statement and prospectus, and any amendments thereto, of Wilon Resources, Inc. to be filed with the Securities and Exchange Commission.


/s/ Louis M. Smith
---------------------------------------

Louis M. Smith,Esq.



June  15, 2005